NSAR ITEM 77C


Van Kampen American Capital Convertible Securities, Inc.


(a) An Annual Meeting of Shareholders was held on October 29, 1996 and a Special Meeting of Shareholders was held on December 31, 1996.


(b) The election of Trustees of Van Kampen American Capital Convertible Securities, Inc. (the "Fund") at the Annual Meeting of Shareholders on October 29, 1996 included:

        Stephen R. Gross

        Alan G. Merten, Ph.D.

        F. Robert Paulsen, Ph.D.

        Don G. Powell


(c)     The following were voted on at the October 29, 1996 meeting:


        1) Approval of New Investment Advisory Agreement in the event of a change of control of the Adviser.

               For     2,327,108               Against     55,403


        3)     Election of Trustees

               Stephen R. Gross         For  2,511,663     Withheld  84,212

               Alan G. Merten, Ph.D     For  2,511,569     Withheld  84,306

               F. Robert Paulsen, Ph.D  For  2,511,707     Withheld  84,168

               Don G. Powell            For  2,514,018     Withheld  81,856


        4) To Ratify the Selection of Ernst & Young LLP as Independent Auditors for its Current Fiscal Year.

               For     2,531,223               Against     28,571


        The following was voted on at the December 31, 1996 meeting:


        2) Approval of Reorganization and Conversion of the Fund to a Delaware Business Trust.

               For     2,185,778               Against     76,084